UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 12, 2005

SPACEHAB, Incorporated

(Exact name of registrant as specified in its charter)

Washington	0-27206	91-1273737
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12130 Galveston Road (Hwy 3), Building 1, Webster, Texas	77598
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 558-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 12, 2005 the Company’s Board of Directors appointed Michael E. Bain as Senior Vice President and Chief Operating Officer and E. Michael Chewning as Senior Vice President of our flight services business unit. These appointments are pursuant to written agreements which are more fully described in Item 5.02 below, which is incorporated into this Item 1.01 in its entirety.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 12, 2005 the Company’s Board of Directors appointed Michael E. Bain as Senior Vice President and Chief Operating Officer and E. Michael Chewning as Senior Vice President of our flight services business unit.

Mr. Bain, who is 49, joined the Company in 1996. Since that time, Mr. Bain has served as program manager for our Commercial Middeck Augmentation Module, Station Phase One Contract, and External Payload Carrier Services program. Prior to joining us he headed staff and technology development for systems engineering, computer systems, and software engineering disciplines at McDonnell Douglas Aerospace Corporation in Houston, Texas. Mr. Bain also served in the United States Navy where he completed four division officer tours in a broad range of assignments, including aircraft maintenance and material management, aircraft ground support operations, marine propulsion systems operations and maintenance, and shipboard communications, electronics maintenance and navigation.

The Company has a written agreement with Mr. Bain whereas he will serve as Senior Vice President and Chief Operating Officer. The term of employment commenced on May 12, 2005 and shall continue through June 12, 2007 (the “Initial Term”) subject to automatic annual renewal for two-year terms thereafter (the “Additional Term”), unless either the Company or employee notifies the other party of its intent not to renew at least one hundred eighty (180) days prior to the end of the Initial Term or Additional Term, as the case may be. As base compensation for his services, Mr. Bain shall receive a base salary of not less than $162,750.12 per annum. Such amounts may be increased but not decreased annually at the discretion of the Company’s Compensation Committee of the Board of Directors based upon an annual review by the Company’s Compensation Committee of the Board of Directors of Mr. Bain’s performance. Mr. Bain is entitled to an annual incentive bonus, if any, based on employee’s and/or Company’s performance as determined and approved by the Company’s Compensation Committee of the Board of Directors. In addition, Mr. Bain is entitled to an annual stock option grant, if any, based on his, the Company’s and/or Company Stock performance as determined and approved by the Compensation Committee of the Board of Directors.

Mr. Chewning, who is 58, joined the Company in 1997 as Director of our Huntsville, Alabama office. Prior to his employment with us, he served in various management roles with McDonnell Douglas in Alabama, California, Colorado, Florida, Texas, and Washington, D.C. He also worked for NASA at the Goddard Space Flight Center with management assignments on the Delta Launch Vehicle Project and the Space Flight Tracking and Data Network. Prior to his promotion to Senior Vice President, he served as the Vice President, Carrier Development and Operations. He also served as the Vice President, Program Manager for the ReALMS contract.

The Company has a written agreement with Mr. Chewning whereas he will serve as Senior Vice President of our flight services business unit. The term of employment commenced on May 12, 2005 and shall continue through June 12, 2006 (the “Initial Term”) subject to automatic annual renewal for one-year terms thereafter (the “Additional Term”), unless either the Company or employee notifies the other party of its intent not to renew at least ninety (90) days prior to the end of the Initial Term or Additional Term, as the case may be. As base compensation for his services, Mr. Chewning shall receive a base salary of not less than $183,380.08 per annum. Such amounts may be increased but not decreased annually at the discretion of the Company’s Compensation Committee of the Board of Directors based upon an annual review by the Company’s Compensation Committee of the Board of Directors of Mr. Chewning’s performance. Mr. Chewing is entitled to an annual incentive bonus, if any, based on employee’s and/or Company’s performance as determined and approved by the Company’s Compensation Committee of the Board of Directors. In addition, Mr. Chewning is entitled to an annual stock option grant, if any, based on his, the Company’s and/or Company Stock performance as determined and approved by the Compensation Committee of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPACEHAB, Incorporated
(Registrant)

Date May 19, 2005	By	/s/ Brian K. Harrington
(Signature)*
Brian K. Harrington
Senior Vice President, Finance and Chief Financial Officer

*	Print name and title of the signing officer under his signature.